Exhibit 99.1

Limoneira Company:

Investor Relations

John Mills

Partner

ICR

646-277-1254

Limoneira Company Enters Into Agreement with Leading Land Developer, The Lewis Group of Companies, To Develop Santa Paula Gateway

-Planned Development of 500-Acre Master Planned Community in Santa Paula, California –

-Expected to Offer Approximately 1,500 Residential Units for Sale –

-Limoneira Expects to Receive Approximately $100 Million of Net Cash Flow Over Life of Project-

SANTA PAULA, Calif.—(BUSINESS WIRE)— Limoneira Company (the "Company" or "Limoneira") (NASDAQ: LMNR) announced today that is has entered into a Contribution Agreement as the initial step that will facilitate a joint venture with The Lewis Group of Companies (the “Lewis Group”), a leading residential real estate investment company, for the planned development of Santa Paula Gateway (“Gateway Project” or “Project”). Limoneira received a deposit of $2.0 million from the Lewis Group upon entering into the Contribution Agreement. Upon the completion of certain conditions to close the transaction, which is anticipated in November 2015 and includes the contribution of the property to the joint venture, Limoneira expects to receive an additional $18 million from the Lewis Group for a 50% interest in the joint venture. The Company expects to receive approximately $100 million of net cash flow over the seven to ten year life of the Project. The Project is expected to begin selling developed lots to home builders during the fourth quarter of 2017.

Santa Paula Gateway Joint Venture Project:

•	The Project represents a significant portion of single family detached homes expected to be built in Ventura County in the next several years;
•	Limoneira to receive $20 million from the Lewis Group for a 50% interest in the joint venture;
•	Limoneira expects to receive approximately $100 million of net cash flow over the estimated 7 to 10 year life of project;
•	Project costs are expected to be shared equally by the joint venture partners until loan proceeds and or project revenues are sufficient to fund the project;
•	Project funding requirements are currently estimated to total $10M to $15M for each joint venture partner for the first two years of the project;
•	The Project is expected to begin selling developed lots to builders during the fourth quarter of 2017;
•	Range of residential unit selling prices expected to be between $300,000 and $750,000;
•	Project does not include an additional 500,000 square feet of commercial and 150,000 square feet of light industrial future development opportunities.

In addition to the residential, commercial and light industrial facilities, the Santa Paula Gateway Project is expected to include an elementary school, a 38 acre community park and other master planned community amenities.

“We are extremely excited to partner with one of the leading land development companies on the west coast,” stated Harold Edwards, President and Chief Executive Officer of Limoneira. “The Lewis Group is a 60 year old multi-generation company that has a proven track record of developing highly successful and sought after residential projects throughout Southern California. We have great respect for the significant accomplishments the Lewis Group has enjoyed over its history and we believe the shared heritage, culture and values of our companies will help make the Gateway Project a success for both of our organizations and the City of Santa Paula. We will leverage the expertise and strong reputation of our combined companies to meet the growing demand for high-quality homes in Ventura County.”

Mr. Edwards continued, “The Gateway Project is a great example of Limoneira unlocking the value of its extensive real estate assets. We believe that over time, this project this will result in significant cash flows, which will allow us to significantly increase the operating results of our global agribusiness. We are confident this will enhance the long-term value of our company for our shareholders and deliver on our stated goal of becoming one of the leading citrus agribusinesses in the world.”

Mr. Randall Lewis, Executive Vice President of The Lewis Group of Companies commented, "We are delighted to partner with Limoneira on the Santa Paula Gateway project which represents a tremendous opportunity to meet the growing demand for single family homes in Ventura County. The beauty of the Gateway Project offers a unique and highly desirable location by combining reasonably priced homes that are only fourteen miles from the Pacific Ocean and accessible to several major highways and the greater Los Angeles area."

About Limoneira Company

Limoneira Company, a 120-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra) is a dedicated sustainability company with approximately 10,700 acres of rich agricultural lands, real estate properties and water rights in California and Arizona. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

About The Lewis Group of Companies

The Lewis Group of Companies continues today as one of the nation's largest privately held real estate development companies. The Lewis Group focuses on developing mixed-use planned communities and residential subdivisions in California and Nevada, as well as building and owning rental communities, shopping centers, and office and industrial parks. As the Lewis Group of Companies begins its 60th year, many long-tenured employees under the direction of a second and third generation management team continue the tradition of quality, integrity and stability that was of paramount importance to Ralph and Goldy Lewis when they founded their home building firm in Claremont, California in 1955. Strict adherence to this philosophy has resulted in the development of more than 57,000 homes, 10,000 apartments and 14 million square feet of retail, office, and industrial space. Since 1955, the Lewis organization has developed new communities in California, Nevada, Arizona, and Utah, totaling in excess of 25,000 acres and housing more than 100,000 families.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneria’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

The Companies believe the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, the Companies caution you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in the Companies’ SEC filings, which are available on the SEC’s website at http://www.sec.gov. The Companies undertake no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.